CHANGE IN AUDITOR:

On August 6, 2024, the Board, on behalf of the Fund, dismissed Deloitte & Touche LLP (“Deloitte”) as the Fund’s independent registered public accounting firm. Deloitte’s report on the Fund’s financial statements for the fiscal years ended December 31, 2023 and December 31, 2022 and the subsequent interim period through the date of filing of the Fund’s semi-annual report for the period ended June 30, 2024 (the “Covered Period”) contained no adverse opinion or disclaimer of opinion nor was Deloitte’s report qualified or modified as to uncertainty, audit scope or accounting principles. During the Covered Period, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for the Covered Period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Board requested that Deloitte address a letter to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, is attached as Attachment A.

On August 6, 2024, the Board approved the decision to engage KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Fund for the fiscal year ended December 31, 2024. The selection of KPMG does not reflect any disagreements with or dissatisfaction by the Board with the performance of the Fund’s prior independent registered public accounting firm. During the Covered Period, neither the Fund, nor anyone on their behalf, consulted with KPMG on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Attachment A

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

August 7, 2024

Mr. Christoper Hanscom

Chief Financial Officer

Barings Global Short Duration High Yield Fund

300 South Tryon Street, Suite 2500

Charlotte, NC 28202

Dear Mr. Hanscom:

This is to confirm that the client-auditor relationship between Barings Global Short Duration High Yield Fund (Commission File No. 333-174430) and Deloitte & Touche LLP has ceased.

Yours truly,

cc:

•	Office of the Chief Accountant

•	SECPS Letter File

•	Securities and Exchange Commission

•	Via email: SECPSletters@sec.gov

•	Mr. Sean Feeley, Chief Executive Officer

•	Ms, Andrea Nitzan, Chief Accounting Officer

•	Mr. Mark F. Mulhern, Chairperson of the Audit Committee

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

March 12, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Barings Global Short Duration High Yield Fund Form N-CSR dated March 12, 2025, and we agree with the statements made therein.

Yours truly,